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                                         __________, 1999



State Street Bank and Trust Company
One Heritage Drive
North Quincy, Massachusetts 02121

Gentlemen:

     This is to advise you that Loomis Sayles Funds (the "Trust") has established a new fund to be known as the Loomis Sayles Select Opportunities Fund. In accordance with the Additional Funds provision in Section 17 of the Custodian Contract dated April 23, 1991 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as custodian for the new fund under the terms of the contract.

     Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.



                                    By:________________________________
                                         Sheila M. Barry
                                         Secretary, Loomis Sayles Funds


Agreed to this ____ day of __________, 1999


By:____________________________________
   State Street Bank and Trust Company




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